UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2006

NEXTEST SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

000-51851

(Commission File Number)

Delaware	77-047-0150
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1901 MONTEREY RD, SAN JOSE, CA 95112

(Address of principal executive offices, with zip code)

(408) 817-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Fiscal Year 2007 Non-Employee Director Compensation

On September 19, 2006, upon the recommendation of the Compensation Committee of the Board of Directors of Nextest Systems Corporation (the “Company”), the Company’s Board of Directors approved revised compensation arrangements for non-employee directors of the Company effective June 25, 2006.

Effective June 25, 2006, each non-employee director of the Company will receive an annual cash retainer of $30,000. In addition, the chairman of the audit committee will receive an annual cash retainer of $10,000, the chairman of the compensation committee an annual cash retainer of $5,000 and the chairman of the nominating and corporate governance committee an annual cash retainer of $2,000.

Fiscal Year 2007 Bonus Plan

In addition, on September 19, 2006, the Compensation Committee of the Board of Directors of the Company adopted the fiscal year 2007 Bonus Plan (the “Plan”). The Plan is intended to directly and substantially link a significant portion of total compensation to measurable corporate and individual performance, and it covers all executive officers and select employees of the Company. Bonuses under the Plan will be paid based on achievement of revenue and operating income targets as well as individual objectives. Target bonus payments under the Plan for executive officers range from 50 - 67% of the executive’s base salary. Actual incentive awards may range from zero to 2.25 times the target amount based on both corporate and individual performance factors. To the extent that the actual performance (whether corporate or individual) falls below predetermined performance targets, incentive awards are determined as a declining percentage of the target incentive amount.

Fiscal Year 2007 Salary Increases

In addition, on September 19, 2006, based on a market assessment conducted on the Compensation Committee’s behalf by an independent compensation consultant, the Compensation Committee approved increases to the annual base salaries levels of the Company’s Named Executive Officers. The annual base salary levels of the following executive officers have been set as follows, effective August 21, 2006: Robin Adler - $260,000, Craig Z. Foster - $230,000, Howard D. Marshall - $230,000, James P. Moniz - $232,500, and Tim F. Moriarty - $215,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEST SYSTEMS CORPORATION

Date: September 22, 2006	By:	/s/ Robin Adler
Robin Adler
President and Chief Executive Officer